NEWS RELEASE

Investor Contact Graham Sones, VP – Investor Relations ir@kodiakgas.com (936) 755-3529

Kodiak Gas Services Reports Second Quarter 2026 Financial Results, Increases Full Year 2026 Adjusted EBITDA and Discretionary Cash Flow Guidance

THE WOODLANDS, Texas — August 6, 2026 — Kodiak Gas Services, Inc. (NYSE: KGS) (“Kodiak” or the “Company”) today reported financial and operating results for the quarter ended June 30, 2026. The Company also increased full year 2026 Adjusted EBITDA and discretionary cash flow guidance.
Second Quarter 2026 and Recent Highlights
•Record Compression Infrastructure(1) segment revenues of $315.1 million
•Compression Infrastructure segment gross margin percentage of 46.8% and adjusted gross margin percentage(2) of 70.0%
•Net income attributable to common shareholders of $52.0 million, or $0.53 per diluted share and adjusted net income(2) of $54.3 million, or $0.55 per adjusted diluted share(2)
•Record adjusted EBITDA(2) of $216.8 million, a 21.7% increase compared to second quarter 2025
•Quarterly net cash provided by operating activities of $99.5 million and record discretionary cash flow(2) of $163.3 million, a 40.2% increase compared to second quarter 2025
•Achieved Compression Infrastructure fleet utilization of 98.2%, a 100 basis point increase compared to second quarter 2025, and Power Infrastructure fleet utilization of 89.6% during the first full quarter with Power Infrastructure fleet utilization following our acquisition of Distributed Power Solutions, LLC (“DPS”) on April 1, 2026
•Announced multi-year gas turbine order for one gigawatt of gas turbines to be delivered by 2030
•Continued commercial progress in Power Infrastructure, including detailed engineering and design work on multiple high-quality projects in data center and energy microgrid applications
Revised 2026 Guidance
•Increased Adjusted EBITDA guidance to a range of $830 million to $860 million and discretionary cash flow guidance to a range of $570 million to $600 million
•Reduced the midpoint for Power Infrastructure segment growth capital expenditures to reflect updated expectations for the timing and amount of down payments for future deliveries
CEO Commentary
“Our second quarter results highlight the strength of both our established Compression Infrastructure business and the growing momentum of our Power Infrastructure platform,” said Mickey McKee, Kodiak’s President and Chief Executive Officer. “In Compression Infrastructure, we delivered another record quarter as strong demand for large horsepower compression continued to drive improvements in pricing and utilization. Combined with our ongoing focus on technology-enabled efficiency and cost discipline, these market dynamics enabled us to achieve our second consecutive quarter of 70% adjusted gross margins in our Compression
(1)The Company previously managed its business through two operating segments: Contract Services and Other Services. Following the acquisition of DPS, the Company established a new Power Infrastructure segment to represent its distributed power generation operations and renamed its Contract Services segment as Compression Infrastructure. See Segment Information section below for further details.
(2) Adjusted gross margin percentage, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, and discretionary cash flow are non-GAAP financial measures. Definitions and reconciliations to the most comparable GAAP financial measure are included herein.

Infrastructure segment. With strong visibility into future U.S. natural gas production growth and a tight supply environment for compression equipment, we remain highly constructive on the long-term outlook for our contract compression business.
“We are also making meaningful progress in Power Infrastructure as we execute on our strategy to provide scalable power solutions to meet growing customer demand. During the quarter, we secured a strategic turbine supply agreement covering up to one gigawatt of generation capacity and advanced multiple commercial opportunities, underscoring the significant market opportunity ahead. With a robust pipeline of customer engagements and a clear path toward developing more than two gigawatts of power generation capacity by the end of the decade, we believe we are well positioned to drive sustainable growth and create substantial long-term value for our shareholders.”
Segment Information
Kodiak previously managed its business through two operating segments: Contract Services and Other Services. Following the acquisition of DPS, the Company expanded beyond its legacy compression business to include distributed and behind-the-meter power generation and reorganized its reportable segments to reflect this broader energy infrastructure platform.
Kodiak established a new Power Infrastructure segment to represent its distributed power generation operations, while certain ancillary services associated with the power business that are similar in nature to existing service offerings are included within the Other Services segment. In addition, the Company renamed its Contract Services segment as Compression Infrastructure to better align with its expanded platform.
As a result, Kodiak now manages its business through three operating segments: Compression Infrastructure, Power Infrastructure and Other Services. Prior-period segment information has been recast to conform to the current period presentation reflecting the Company’s revised reportable segment structure. The recast includes the renaming of the former Contract Services segment to Compression Infrastructure and the presentation of Power Infrastructure as a separate reportable segment, with certain ancillary services associated with the power business continuing to be reported within Other Services. The recast of prior-period segment information had no effect on Kodiak’s previously reported consolidated financial position, results of operations or cash flows.
Compression Infrastructure segment revenue was $315.1 million in the second quarter of 2026, a 7.4% increase compared to $293.5 million in the second quarter of 2025. Compression Infrastructure segment gross margin was $147.6 million in the second quarter of 2026, an 9.9% increase compared to $134.3 million in the second quarter of 2025 and adjusted gross margin was $220.7 million in the second quarter of 2026, a 10.1% increase compared to $200.4 million in the second quarter of 2025.
Power Infrastructure segment revenue was $32.9 million in the second quarter of 2026. Gross margin and adjusted gross margin were $15.7 million and $21.2 million, respectively, in the second quarter of 2026.
Other Services segment revenue was $43.1 million in the second quarter of 2026, a 47.1% increase compared to $29.3 million in the second quarter of 2025. Other Services segment gross margin and adjusted gross margin were each $4.9 million in the second quarter of 2026, a 32.3% decrease compared to $7.2 million for each measure in the second quarter of 2025.
Financial Results
Net income attributable to common shareholders of $52.0 million or $0.53 per share, in the second quarter of 2026 included $3.3 million of nonrecurring transaction expenses related primarily to the acquisition of DPS. Adjusting for this item, among others, and the associated tax effects, adjusted net income was $54.3 million or $0.55 per diluted share.
Long-Term Debt and Liquidity
Total debt outstanding was $2.8 billion as of June 30, 2026. The Company had $1.6 billion available on its ABL Facility and $1.7 billion in total liquidity including cash on the balance sheet as of June 30, 2026 . Kodiak’s credit agreement leverage ratio was 3.2x for the second quarter of 2026, and was 3.1x netting all cash on the balance sheet at June 30, 2026 against debt outstanding.
Issuance of Common Stock
During the second quarter, on May 13, 2026, Kodiak completed an underwritten public offering of 10.6 million shares of its common stock at a public offering price of $71.00 per share. The underwriters exercised in full their option to purchase an additional 1.6 million shares, which was fully exercised on May 14, 2026. The offering, including the sale of the option shares, closed on May 15, 2026. The Company received aggregate net proceeds of approximately $836.1 million, after deducting underwriting discounts and offering expenses.

Purchase of Leased Compression Assets
Subsequent to the end of the second quarter, in July 2026, Kodiak exercised buyout options related to operating lease agreements for gas compression equipment totaling approximately 43,000 horsepower. The Company purchased the leased equipment for approximately $32.8 million. As a result of the transaction, the Company will recognize the equipment in property, plant and equipment and will no longer incur the related lease payments under these agreements.
Summary Financial Data

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2026	March 31, 2026	June 30, 2025
Total revenues	$391,120	$345,759	$322,843
Net income attributable to common shareholders	$51,971	$17,805	$39,496
Adjusted net income (1)	$54,275	$52,001	$39,984
Adjusted EBITDA (1)	$216,846	$190,092	$178,216
Adjusted EBITDA percentage (1)	55.4%	55.0%	55.2%

Compression Infrastructure revenue	$315,125	$306,985	$293,534
Compression Infrastructure adjusted gross margin (1)	$220,690	$216,726	$200,397
Compression Infrastructure adjusted gross margin percentage (1)	70.0%	70.6%	68.3%

Power Infrastructure revenue	$32,891	$—	$—
Power Infrastructure adjusted gross margin (1)	$21,205	$—	$—
Power Infrastructure adjusted gross margin percentage (1)	64.5%	—%	—%

Other Services revenue	$43,104	$38,774	$29,309
Other Services adjusted gross margin (1)	$4,869	$6,155	$7,195
Other Services adjusted gross margin percentage (1)	11.3%	15.9%	24.5%

Maintenance capital expenditures	$19,947	$17,758	$17,565

Growth capital expenditures (2)
Compression Infrastructure	$66,790	$67,567	$37,966
Power Infrastructure	$134,371	$17,985	$—
Other capital expenditures (3)	53,709	7,458	16,398
Total Growth and Other capital expenditures	$254,870	$93,010	$54,364

Discretionary cash flow (1)	$163,251	$126,505	$116,424
Free cash flow (1)	$(87,496)	$36,962	$70,290
(1)Adjusted net income, adjusted EBITDA, adjusted EBITDA percentage, adjusted gross margin, adjusted gross margin percentage, discretionary cash flow and free cash flow are non-GAAP financial measures. For definitions and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
(2)Growth capital expenditures made to (1) expand the operating capacity or operating income capacity of assets including, but not limited to, the acquisition of additional compression and power generation units, upgrades to existing equipment, expansion of supporting infrastructure, and implementation of new technologies, (2) maintain the operating capacity or operating income capacity of assets by acquisition of replacement compression and power generation units and their supporting infrastructure, and (3) expand the operating capacity or operating income capacity of existing assets.
(3)Other capital expenditures made on assets required to support our operations—such as rolling stock, leasehold improvements, technology hardware and software and related implementation expenditures, safety enhancements to equipment, and other general items that are typically capitalized and that have a useful life beyond one year.

Summary Operating Data
(as of the dates indicated)

	Compression Infrastructure			Power Infrastructure
	As of June 30,		Percentage Change	As of June 30,		Percentage Change
	2026	2025		2026	2025
Fleet capacity (hp / MW) (1)	4,495,394 hp	4,419,884 hp	1.7%	405 MW	—	n/m
Revenue-generating (hp / MW) (2)	4,413,451 hp	4,296,978 hp	2.7%	363 MW	—	n/m
Fleet units	4,623	4,881	(5.3)%	149	—	n/m
Revenue-generating units	4,452	4,514	(1.4)%	129	—	n/m
Output per revenue-generating unit (3)	991 hp	952 hp	4.1%	3 MW	—	n/m
Fleet utilization (4)	98.2%	97.2%	1.0%	89.6%	—%	n/m

(1)
Fleet capacity includes (x) revenue-generating and (y) idle horsepower or megawatts, respectively, which is comprised of units that do not have a signed contract or are not subject to a firm commitment from our customers and therefore are not currently generating revenue.

(2)	Revenue-generating power includes horsepower and megawatts units, respectively, that are operating under contract and generating revenue and units which are available to be deployed and for which we have a signed contract or are subject to a firm commitment from our customer.
(3)	Calculated as (i) revenue-generating horsepower or megawatts, respectively, divided by (ii) revenue-generating units at period end.
(4)	Fleet utilization is calculated as (i) revenue-generating horsepower or megawatts, respectively, divided by (ii) fleet horsepower or megawatts, respectively.

Full-Year 2026 Guidance
Kodiak is providing revised guidance for the full year 2026. The full year 2026 guidance below incorporates three quarters of the financial impact of the DPS acquisition given the April 1, 2026 closing date.

	Full-Year 2026 Guidance
(in thousands, excluding percentages)	Low	High
Adjusted EBITDA (1)	$830,000	$860,000
Discretionary cash flow (1)(2)	$570,000	$600,000

Segment Information
Compression Infrastructure revenue	$1,250,000	$1,280,000
Compression Infrastructure adjusted gross margin percentage (1)	69.0%	70.5%

Power Infrastructure revenue	$95,000	$125,000
Power Infrastructure adjusted gross margin percentage (1)	60.0%	70.0%

Other Services revenue	$125,000	$160,000
Other Services adjusted gross margin percentage (1)	13.0%	16.0%

Capital Expenditures
Maintenance capital expenditures	$80,000	$90,000

Growth capital expenditures:
Compression Infrastructure	$280,000	$300,000
Power Infrastructure	400,000	450,000
Total Growth capital expenditures	$680,000	$750,000

Other capital expenditures (3)	$45,000	$55,000
Total Growth and Other capital expenditures	$725,000	$805,000
(1)The Company is unable to reconcile projected adjusted EBITDA to projected net income (loss) and discretionary cash flow to projected net cash provided by operating activities and projected adjusted gross margin percentage to projected gross margin percentage, the most comparable financial measures calculated in accordance with GAAP, respectively, without unreasonable efforts because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of the reconciliations.
(2)Discretionary cash flow guidance assumes no change to Secured Overnight Financing Rate futures.
(3)Other capital expenditures guidance excludes a $42.6 million non-cash finance lease addition related to one of our operational offices. Although recognized in the second quarter of 2026 capital expenditures, this non-cash activity is not reflected in the investing section of our statement of cash flows and is therefore excluded from our full-year capital expenditures guidance.

Conference Call
Kodiak will conduct a conference call on Friday, August 7, 2026, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss financial and operating results for the quarter ended June 30, 2026. To listen to the call by phone, dial 877-407-4012 and ask for the Kodiak Gas Services call at least 10 minutes prior to the start time. To listen to the call via webcast, please visit the Investors tab of Kodiak’s website at www.kodiakgas.com.
About Kodiak
Kodiak is a leading contract compression, distributed power and energy infrastructure services provider in the United States. Headquartered in The Woodlands, Texas, Kodiak partners with customers across the energy and digital infrastructure sectors, including oil and gas producers, midstream operators and data center developers and operators, to enable the safe, reliable, and efficient production of energy that powers its critical energy future. Additional information is available on the Company’s website at www.kodiakgas.com.
Non-GAAP Financial Measures
Adjusted net income and adjusted earnings per share are considered non-GAAP measures. Adjusted net income is defined as net income adjusted to exclude certain items, as applicable, such as (i) impairment of long-lived assets; (ii) severance expenses; (iii) transaction expenses; (iv) sales tax reserve; (v) loss on disposal of business; (vi) loss (gain) on derivatives; (vii) loss on extinguishment of debt; and (viii) the tax effects of the adjustments. Adjusted earnings per share is calculated by dividing adjusted net income by the weighted average diluted shares outstanding.
Adjusted EBITDA and adjusted EBITDA percentage are considered non-GAAP measures. Adjusted EBITDA is defined net income before interest expense; income tax expense; and depreciation and amortization; plus certain items, as applicable, such as (i) impairment of long-lived assets; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) severance expenses; (v) transaction expenses; (vi) sales tax reserve; (vii) loss (gain) on disposal of business; (viii) loss (gain) on sale of assets; and (ix) loss on extinguishment of debt. We define adjusted EBITDA percentage as adjusted EBITDA divided by total revenues.
Adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA percentage are used as supplemental financial measures by our management and external users of our financial statements, such as investors, commercial banks and other financial institutions, to assess: (i) the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the ability of our assets to generate cash sufficient to make debt payments and pay dividends; and (iv) our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure. We believe adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA percentage provide useful information because, when viewed with our GAAP results and the accompanying reconciliation, they provide a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. Reconciliations of adjusted net income and adjusted EBITDA to net income and adjusted diluted EPS to GAAP diluted earnings per share, the most directly comparable GAAP financial measures are presented below.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Adjusted gross margin percentage is defined as adjusted gross margin divided by total revenues. We believe adjusted gross margin and adjusted gross margin percentage are useful as supplemental measures to investors of our operating profitability. Reconciliations of adjusted gross margin to gross margin are presented below.
Discretionary cash flow is considered a non-GAAP measure. Discretionary cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; and (iii) certain other expenses; plus certain items, as applicable, such as (w) severance expenses; (x) transaction expenses; and (y) sales tax reserve. We believe discretionary cash flow is a useful liquidity and performance measure and supplemental financial measure in assessing our ability to pay cash dividends to our stockholders, make growth capital expenditures and assess our operating performance. A reconciliation of discretionary cash flow to net cash provided by operating activities is presented below.
Free cash flow is considered a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; (iii) certain other expenses; (iv) growth capital expenditures; and (v) other capital expenditures; plus certain items, as applicable, such as (w) severance expenses; (x) transaction expenses; (y) sales tax reserve; and (z) proceeds from sale of assets. We believe free cash flow is a liquidity measure and useful supplemental financial measure in assessing our ability to pursue business opportunities and investments to grow our business and to service our debt. A reconciliation of free cash flow to net cash provided by operating activities is presented below.
Cautionary Note Regarding Forward-Looking Statements
This news release contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding: (i) expected operating results, such as revenue growth and earnings, including the integration of acquired businesses and assets into our operations, and our ability to service our indebtedness; (ii) anticipated levels of capital expenditures and uses of capital; (iii) current or future volatility in the credit markets and future market conditions; (iv) potential or pending acquisition transactions or other strategic transactions, the timing thereof, the receipt of necessary approvals to close such acquisitions, our ability to finance such acquisitions, and our ability to achieve the intended operational, financial, and strategic benefits from any such transactions; (v) expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities, and governmental and regulatory investigations and proceedings; (vi) production and capacity forecasts for the natural gas and oil industry; (vii) strategy for customer retention, growth, fleet maintenance, market position and financial results; (viii) interest rate hedges; and (ix) strategy for risk management.
Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Please refer to the factors discussed throughout the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, each as filed with the U.S. Securities and Exchange Commission, and any updates to those factors set forth in our other subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, which can be found at the SEC’s website www.sec.gov. The discussion of these factors is specifically incorporated by reference into this news release.
Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
(in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025
Revenues:
Compression Infrastructure	$315,125	$306,985	$293,534
Power Infrastructure	32,891	—	—
Other Services	43,104	38,774	29,309
Total revenues	391,120	345,759	322,843
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Compression Infrastructure	94,435	90,259	93,137
Power Infrastructure	11,686	—	—
Other Services	38,235	32,619	22,114
Depreciation and amortization	78,650	68,681	66,135
Selling, general and administrative	40,918	46,127	35,121
Loss on sale of assets	2,959	1,261	6,606
Total operating expenses	266,883	238,947	223,113
Income from operations	124,237	106,812	99,730
Other expenses:
Interest expense	(50,061)	(48,741)	(45,755)
Loss on extinguishment of debt	—	(36,512)	—
Other expense, net	(939)	(939)	(546)
Total other expenses, net	(51,000)	(86,192)	(46,301)
Income before income taxes	73,237	20,620	53,429
Income tax expense	21,093	2,760	13,445
Net income	52,144	17,860	39,984
Less: Net income attributable to noncontrolling interests	173	55	488
Net income attributable to common shareholders	$51,971	$17,805	$39,496

Earnings per share attributable to common shareholders:
Basic	$0.54	$0.20	$0.44
Diluted	$0.53	$0.20	$0.43

Weighted average shares outstanding:
Basic	95,458	85,942	87,699
Diluted	96,805	87,501	90,040

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$137,553	$3,179
Accounts receivable, net	262,696	197,600
Inventories, net	107,091	101,530
Contract assets	11,299	5,190
Prepaid expenses and other current assets	9,502	15,637
Total current assets	528,141	323,136
Property, plant and equipment, net	3,912,530	3,377,555
Operating lease right-of-use assets, net	41,244	42,218
Finance lease right-of-use assets, net	47,988	6,500
Goodwill	753,463	408,681
Identifiable intangible assets, net	189,433	154,474
Fair value of derivative instruments	10,128	4,664
Other assets	17,702	789
Total assets	$5,500,629	$4,318,017
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$97,715	$72,974
Accrued liabilities	177,727	218,463
Contract liabilities	89,558	94,505
Total current liabilities	365,000	385,942
Long-term debt, net of unamortized debt issuance cost	2,720,989	2,555,250
Operating lease liabilities	39,833	39,391
Finance lease liabilities	45,625	4,405
Deferred tax liabilities	160,661	122,851
Other liabilities	4,097	2,782
Total liabilities	$3,336,205	$3,110,621
Stockholders’ equity:
Preferred stock	2	4
Common stock	1,054	903
Additional paid-in capital	2,311,907	1,334,333
Treasury stock, at cost	(143,968)	(143,968)
Noncontrolling interest	3,159	4,910
Accumulated other comprehensive income (loss)	2,743	(1,586)
(Accumulated deficit) Retained earnings	(10,473)	12,800
Total stockholders’ equity	2,164,424	1,207,396
Total liabilities and stockholders’ equity	$5,500,629	$4,318,017

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities:
Net income	$70,004	$71,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	147,331	136,664
Equity compensation expense	14,529	13,269
Amortization of debt issuance costs	5,971	6,267
Non-cash lease expense	7,140	6,265
Provision for credit losses	2,348	995
Inventory reserve	—	123
Loss on sale of assets	4,220	15,817
Amortization of interest rate swap	—	4,147
Deferred tax provision	37,207	17,134
Loss on extinguishment of debt	36,512	—
Changes in operating assets and liabilities, net of acquisition
Accounts receivable	(49,463)	27,986
Inventories	(2,335)	2,214
Contract assets	(6,109)	2,301
Prepaid expenses and other current assets	7,764	1,380
Accounts payable	(2,924)	(13,162)
Accrued and other liabilities	(65,729)	(13,334)
Contract liabilities	(20,733)	11,317
Other assets	(15,086)	1,097
Net cash provided by operating activities	170,647	291,500
Cash flows from investing activities:
Acquisition of DPS, net of cash acquired	(575,965)	—
Purchase of property, plant and equipment	(318,579)	(160,171)
Proceeds from sale of assets	7,590	17,606
Net cash used for investing activities	(886,954)	(142,565)
Cash flows from financing activities:
Borrowings on debt instruments	2,102,875	686,921
Payments on debt instruments	(1,965,313)	(730,078)
Principal payments on other borrowings	(550)	(3,455)
Payment of debt issuance cost	(14,163)	—
Principal payments on finance leases	(1,216)	(1,540)
Proceeds from issuance of common stock, net of issuance costs	836,132	—
Dividends paid to stockholders	(92,601)	(76,593)
Repurchase of common shares	—	(19,956)
Cash paid for shares withheld to cover taxes	(14,181)	(3,286)
Net effect on deferred taxes and taxes payable related to the vesting of restricted stock	—	424
Distributions to noncontrolling interest	(302)	(694)
Net cash provided by (used for) financing activities	850,681	(148,257)
Net increase in cash and cash equivalents	134,374	678
Cash and cash equivalents - beginning of period	3,179	4,750
Cash and cash equivalents - end of period	$137,553	$5,428

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended
(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Net income	$52,144	$17,860	$39,984
Loss on extinguishment of debt	—	36,512	—
Severance expense	—	72	—
Transaction expenses (1)	3,300	8,315	—
Tax effect of adjustments (2)	(1,169)	(10,758)	—
Adjusted net income	$54,275	$52,001	$39,984

Weighted-average common shares outstanding:
Diluted	96,805	87,501	90,040

Diluted earnings per common share	$0.53	$0.20	$0.43
Loss on extinguishment of debt	—	0.42	—
Transaction expenses (1)	0.03	0.10	—
Tax effect of adjustments (2)	(0.01)	(0.13)	—
Adjusted diluted earnings per common share	$0.55	$0.59	$0.43
(1)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the acquisition of DPS for the three months ended June 30, 2026 and March 31, 2026.
(2)Represents the estimated tax effect of adjustments calculated using the Company’s adjusted tax provision.

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2026	March 31, 2026	June 30, 2025
Net income	$52,144	$17,860	$39,984
Interest expense	50,061	48,741	45,755
Income tax expense	21,093	2,760	13,445
Depreciation and amortization	78,650	68,681	66,135
Loss on extinguishment of debt	—	36,512	—
Equity compensation expense	8,639	5,890	6,291
Severance expense	—	72	—
Transaction expenses (1)	3,300	8,315	—
Loss on sale of assets	2,959	1,261	6,606
Adjusted EBITDA	$216,846	$190,092	$178,216

Net income percentage	13.3%	5.2%	12.4%
Adjusted EBITDA percentage	55.4%	55.0%	55.2%
(1)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the acquisition of DPS for the three months ended June 30, 2026 and March 31, 2026.

KODIAK GAS SERVICES, INC.
RECONCILIATION OF ADJUSTED GROSS MARGIN TO GROSS MARGIN
(UNAUDITED)

Compression Infrastructure

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2026	March 31, 2026	June 30, 2025
Total revenues	$315,125	$306,985	$293,534
Cost of operations (exclusive of depreciation and amortization)	(94,435)	(90,259)	(93,137)
Depreciation and amortization	(73,106)	(68,681)	(66,135)
Gross margin	$147,584	$148,045	$134,262
Gross margin percentage	46.8%	48.2%	45.7%
Depreciation and amortization	73,106	68,681	66,135
Adjusted gross margin	$220,690	$216,726	$200,397
Adjusted gross margin percentage	70.0%	70.6%	68.3%
Power Infrastructure

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2026	March 31, 2026	June 30, 2025
Total revenues	$32,891	$—	$—
Cost of operations (exclusive of depreciation and amortization)	(11,686)	—	—
Depreciation and amortization	(5,544)	—	—
Gross margin	$15,661	$—	$—
Gross margin percentage	47.6%	—%	—%
Depreciation and amortization	5,544	—	—
Adjusted gross margin	$21,205	$—	$—
Adjusted gross margin percentage	64.5%	—%	—%
Other Services

	Three Months Ended
(in thousands, excluding percentages)	June 30, 2026	March 31, 2026	June 30, 2025
Total revenues	$43,104	$38,774	$29,309
Cost of operations (exclusive of depreciation and amortization)	(38,235)	(32,619)	(22,114)
Depreciation and amortization	—	—	—
Gross margin	$4,869	$6,155	$7,195
Gross margin percentage	11.3%	15.9%	24.5%
Depreciation and amortization	—	—	—
Adjusted gross margin	$4,869	$6,155	$7,195
Adjusted gross margin percentage	11.3%	15.9%	24.5%

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO DISCRETIONARY CASH FLOW AND FREE CASH FLOW
(UNAUDITED)

	Three Months Ended
(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Net cash provided by operating activities	$99,465	$71,182	$177,172
Maintenance capital expenditures	(19,947)	(17,758)	(17,565)
Severance expense	—	72	—
Transaction expenses (1)	3,300	8,315	—
Change in operating assets and liabilities	85,492	69,123	(38,478)
Other (2)	(5,059)	(4,429)	(4,705)
Discretionary cash flow	$163,251	$126,505	$116,424
Growth capital expenditures (3)(4)
Compression Infrastructure	(66,790)	(67,567)	(37,966)
Power Infrastructure	(134,371)	(17,985)	—
Other capital expenditures (5)	(53,709)	(7,458)	(16,398)
Proceeds from sale of assets	4,123	3,467	8,230
Free cash flow	$(87,496)	$36,962	$70,290
(1)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the acquisition of DPS for the three months ended June 30, 2026 and March 31, 2026.
(2)Includes non-cash lease expense, provision for credit losses and inventory reserve.
(3)For the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, growth and other capital expenditures includes a $32.0 million increase, a $6.5 million decrease and a $10.7 million decrease in accrued capital expenditures, respectively.
(4)Growth capital expenditures for the three months ended March 31, 2026 included an $18.0 million investment in power generation infrastructure related to the DPS Acquisition. This investment was included within Compression Infrastructure in our first quarter 2026 presentation. As part of the establishment of the Power Infrastructure reportable segment in the second quarter of 2026, the prior-period capital expenditure amount has been reclassified from Compression Infrastructure to Power Infrastructure to conform to the current-period segment presentation.
(5)Other capital expenditures include a $42.6 million non-cash finance lease addition related to one of our operational offices. While included in our other capital expenditure metric, this finance lease commencement is a non-cash activity and therefore is not reflected as a capital expenditure within the investing section of our statement of cash flows.